Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2025 SECOND QUARTER NET SALES

2025 Second Quarter Conference Call Scheduled for August 6, 2025

New York, New York, July 23, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced net sales for three and six months ended June 30, 2025.

Net Sales ($ in millions)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	% Change	2025	2024	% Change
Total Interparfums, Inc.	$334	$342	(2%)	$673	$666	1%
European based net sales	$241	$226	6%	$488	$457	7%
United States based net sales	$96	$120	(20%)	$190	$216	(12%)
Eliminations of intercompany sales	($2)	($4)	n/a	($6)	($7)	n/a

-              The average dollar/euro exchange rate for the 2025 second quarter was 1.13 compared to 1.08 in the 2024 second quarter, while for the first six months of 2025, the average dollar/euro exchange rate was 1.09 compared to 1.08 in the first six months of 2024, leading to a positive 2.0% and 0.4% foreign exchange impact for the second quarter and first six months of 2025, respectively.

Data may not foot due to rounding.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Interparfums stated, “Consolidated sales on an organic basis for the first six months grew 3% while sales for the second quarter declined moderately as a result of a shift in order timing into the first quarter, as previously shared.

“While the current macroeconomic environment created headwinds in certain geographies, we view the impacts on our business as transitory as we mitigate the near-term pressures and fuel our longer-term strategy with our retail and distribution partners. We are adapting to the evolving landscape and remain confident in the strength of the market, particularly in the United States, and the resilience of our brand portfolio.

“During the second quarter, sales by European based operations increased 6% compared to the same period last year, primarily attributable to strong performance in the established lines across Lacoste and Coach, plus the successful launches of Coach for Men Eau de Parfum and Coach Women Gold. These two brands’ sales increased by 59% and 42%, respectively, and Lacoste remains well positioned to become our next $100 million brand.

“As compared to the high base in last year’s second quarter, Jimmy Choo fragrance sales declined 20%, but year-to-date, brand sales are ahead 5% due in great part to the introduction of Jimmy Choo Man Extreme earlier this year, and the popularity of the I Want Choo fragrance family. As expected, Montblanc sales were broadly flat in the second quarter, but we expect the recent launch of Explorer Extreme to help fuel brand growth in the second half of the year.

“For United States based operations, 2025 second quarter sales decreased 20% from the prior year period primarily driven by an 8 percentage-point impact from the discontinuation of the Dunhill license. On an organic basis, net sales declined 14%. With the phase-out of Dunhill fragrances completed last August, we expect minimal impact on quarter-over-quarter comparisons going forward.

“Due largely to the timing of product launches and tariff generated supply chain disruptions, GUESS and Donna Karan/DKNY fragrance sales declined by 8% and 13%, respectively, during the quarter. We expect momentum to build in the second half with both brands benefiting from strong market positioning and planned innovation. Roberto Cavalli fragrance sales continue to benefit from our integration, growing 23% and 25% for the second quarter and year-to-date, respectively. MCM sales rose by 3% for the quarter with continued success from the launch of the MCM Collection.”

Mr. Madar concluded, “We remain agile in our operations and view this quarter as a period of momentary softness within an otherwise positive sales trajectory. With thoughtful pricing actions set to take effect over the coming months, alongside an alluring lineup of fragrance introductions, and foreign exchange tailwinds, we are well positioned to capitalize on the strength of the prestige fragrance market and deliver stronger results in the second half of 2025.”

2025 Second Quarter Results and Conference Call Details

The Company will issue financial results for the three and six months ended June 30, 2025, on Tuesday, August 5, 2025, after the close of the stock market. Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, August 6, 2025.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:              (877) 423-9820

International:                  (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solferino.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@theequitygroup.com
www.interparfumsinc.com		www.theequitygroup.com